UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2022

Weber Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-40702	61-1999408
(State of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

1415 S. Roselle Road Palatine, Illinois		60067
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 934-5700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001 per share	WEBR	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01. Entry into a Material Agreement.

On December 27, 2022, Weber-Stephen Products LLC, a Delaware limited liability company (“Weber-Stephen”), a subsidiary of Weber Inc., a Delaware corporation, entered into an amendment (the “Amendment”) to that certain Credit Agreement dated as of October 30, 2020 (as previously amended and as further amended pursuant to the Amendment, the “Credit Agreement”) by and among Weber-Stephen, as borrower, Weber-Stephen Products Belgium BV, as euro borrower, the lenders party thereto and Bank of America, N.A. as an issuing bank, as swingline lender and as administrative agent (the “Administrative Agent”).

Pursuant to the Amendment, the maximum net first lien leverage ratio covenant of 7.00:1.00 (the “Financial Covenant”) is waived for the fiscal quarters ending December 31, 2022, and March 31, 2023, in each case, on the terms set forth below (the “Waiver”).

The Waiver shall be automatically terminated upon the occurrence of any Covenant Waiver Termination Event (as defined in the Credit Agreement to include, among other events, if the Take-Private Transaction (as defined in the Credit Agreement) does not occur within a certain period). If the Waiver is terminated, Weber-Stephen must test the Financial Covenant for the most recently ended fiscal quarter (the “Testing Quarter”) for which financial statements have been delivered to the Administrative Agent, subject to its right to exercise an equity cure as set forth in the Credit Agreement.

If the Waiver is terminated and Weber-Stephen is not in compliance with the Financial Covenant for the Testing Quarter, in addition to other rights and remedies of the Revolving Facility Lenders (as defined in the Credit Agreement) provided for under the Credit Agreement, Weber-Stephen must pay the Revolving Facility Lenders a fee (the “Contingent Fee”) in an amount equal to 3.0% per annum in respect of any outstanding loans under the Revolving Facility (as defined in the Credit Agreement). The Contingent Fee will continue to be payable until Weber-Stephen is in compliance with the Financial Covenant for any two consecutive fiscal quarter period ending on or after September 30, 2023, at which time the Contingent Fee will terminate permanently.

From and after the earlier of (a) April 30, 2023 and (b) the date on which the Specified Equity Contribution (as defined in the Credit Agreement) is made, Weber-Stephen may not incur any further borrowings under the Revolving Facility if after giving effect to any such borrowing, the obligations outstanding under the Revolving Facility would exceed (x) $250 million or (y) if a Shareholder Loan Agreement Cure (as defined in the Credit Agreement) has occurred, $200 million (the “Revolver Draw Limitation”). The Revolver Draw Limitation shall terminate upon the earlier of (x) one year following the consummation of the Take-Private Transaction and (y) the date on which Weber-Stephen demonstrates compliance with the Financial Covenant for any fiscal quarter ending on or after June 30, 2023.

Each lender under the Revolving Facility that consents to the Amendment will receive an amendment fee in an amount equal to 0.25% of the Revolving Facility Commitments (as defined in the Credit Agreement) held by such lender as of the date of the Amendment.

The foregoing description of the Amendment is a summary and is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1

Fourth Amendment to Credit Agreement dated as of December 27, 2022 by and among Weber-Stephen Products LLC, as the Borrower, Weber-Stephen Products Belgium BV, as the Euro Borrower, Bank of America, N.A., as Administrative Agent and the Lenders party thereto.

104	Cover Page Interactive Data File, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEBER INC.

Date: December 28, 2022

	By:	/s/ William J. Horton
		Name:	William J. Horton
		Title:	Chief Financial Officer